Exhibit 10.1
NINTH AMENDMENT TO LEASE

THIS NINTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of September _21_, 2021 (“Effective Date”), by and between CHALLENGER-DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord (or its predecessor in interest) and Tenant entered into that certain Lease dated January 25, 2001, as amended by that certain (i) First Amendment to Lease dated August 10, 2001, (ii) Second Amendment to Lease dated April 20, 2004, (iii) Third Amendment to Lease dated December 1, 2007, (iv) Fourth Amendment to Lease dated April 30, 2009, (v) Fifth Amendment to Lease dated April 24, 2012, (vi) Sixth Amendment to Lease dated July 2, 2014, (vii) Seventh Amendment to Lease dated January 31, 2015, and (viii) Eighth Amendment to Lease dated April 30, 2021 (the “Eighth Amendment”, and collectively, the “Lease”), pursuant to which Tenant leases from Landlord that certain premises commonly known as Suites 100 and 130 consisting of approximately 25,847 of total square feet of rentable area in the building located at 2603 Challenger Parkway, Orlando, Florida 32826, currently known as Challenger Tech Center, Phase III (the “Original Premises”) and also that certain premises commonly known as Suites 145-180 consisting of approximately 26,337 square feet of rentable area in the same building (the “Expansion Premises”);

B. On or around January 23, 2019, Landlord entered into that certain Industrial Real Estate Lease (the “Eckler Lease”) with ECKLER INDUSTRIES, INC., a Delaware corporation (“Eckler”), as tenant, for that certain premises commonly known as Suite 110 in the same building (“Suite 110”); and

C. Tenant and Eckler have agreed, with the consent of Landlord, to swap certain space, wherein, (i) Tenant will take possession of a majority of Suite 110 (as depicted on Exhibit A attached hereto, the “Suite 110 Premises”) and add the Suite 110 Premises to the Lease and Landlord and Eckler will amend the Eckler Lease to release the Suite 110 Premises from the Eckler Lease (Eckler will retain the balance of Suite 110 currently leased by Eckler), and (ii) Eckler will take possession of Suite 130 (also as shown on Exhibit A attached hereto) and add Suite 130 to the Eckler Lease and Landlord and Eckler will amend the Ecker Lease to include Suite 130 in the Ecker Lease; and

D. Landlord and Tenant have agreed, effective as of the Swap Date (as defined in the Swap Agreement (defined below)), (i) to release Suite 130 from the Lease, and (ii) expand the combined Original Premises and Expansion Premises to include the Suite 110 Premises, which consists of approximately 10,437 square feet of rentable area, for a total of 58,531 square feet of rentable area (collectively, with the Original Premises (less Suite 130) and Expansion Premises, the “Premises”). The Premises (effective as of the Swap Date) is more fully depicted on Exhibit B attached hereto; and

E. Prior to the swap of space described above, by separate agreement between Tenant and Eckler, and consented to by Landlord (the “Swap Agreement”), Tenant will make certain modifications to Suite 110 and Suite 130 to accommodate the division of space (the “Suite 110/130 Improvement Work”); and

F. Landlord and Tenant have agreed to amend the terms of the Lease as provided below. Capitalized terms not otherwise defined in this Amendment shall have the definitions set forth in the lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Swap.

a. The term of the Lease for the Suite 110 Premises shall commence on the Swap Date and expire on the last day of the Extension Lease Term (as defined in the Eight Amendment).

b. Effective as of the Swap Date, Suite 130 is released from the Lease and upon the Swap Date and thereafter Suite 130 shall not be part of the Premises.

2. Annual Minimum Rent with addition of Suite 110 Premises.

a. Commencing on the Swap Date and until the EPCD (as defined in the Eight Amendment), Tenant shall pay to Landlord Annual Minimum Rent for the Suite 110 Premises in monthly amount of $13,262.42 (i.e. annually $15.25 per rentable square foot of the Suite 110 Premises) prorated for any partial month.

b. Commencing on the EPCD, the Annual Minimum Rent shall thereafter be as set forth on the attached Rent Schedule for the Premises (i.e. the combined Original Premises (less Suite 130), Expansion Premises and Suite 110 Premises).

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, that is not cured during any applicable grace or curative period, as shown on the attached Rent Schedule, Tenant’s obligation to pay the Monthly Minimum Rent otherwise due for the Premises for the first two (2) calendar months following the EPCD shall be abated (the “Minimum Rent Abatement”).

If Landlord elects to terminate the Lease or Tenant’s right to possession of the Premises due to a default not cured during any applicable grace or curative period, then (i) the portion of the Minimum Rent Abatement unamortized as of the date of such default (with the Minimum Rent Abatement being deemed to have been amortized in equal monthly installments (without interest) over the Expansion Premises Term commencing on the EPCD, shall immediately become due and payable; and (ii) Tenant shall not be entitled to any further abatement of the Monthly Minimum Rent pursuant to this paragraph. The payment by Tenant of the Minimum Rent Abatement in the event of a default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to the Lease or at law or in equity.

3. Additional Rent.

a.
Tenant’s proportionate share of Operating Expenses for the Suite 110 Premises commencing on the Swap Date through the EPCD shall be 12.72%.

b.
Commencing on the EPCD, Tenant’s proportionate share of Operating Expenses shall be 71.31% for the Premises (i.e. the combined Original Premises (less Suite 130), Expansion Premises and Suite 110 Premises). The Operating Expenses for the Premises for 2021 are estimated to be approximately $5.43 per square foot.

4. Florida Sales Tax. Pursuant to the Lease, Tenant must pay all applicable Florida State Sales Taxes related to its tenancy. The Florida State Sales Taxes shall be paid concurrently with each installment of Monthly Minimum Rent for the Premises.

5. Tenant Improvements. Landlord and Tenant desire to add the Suite 110 Premises to the Work Letter and, accordingly, the work letter attached to the Eighth Amendment is hereby deleted and replaced with the Work Letter attached hereto as Exhibit C (the “Work Letter”). Other than with respect to Landlord’s Work, Tenant accepts the Suite 110 Premises in its “as-is” condition and Landlord shall have no obligation to perform any work at the Suite 110 Premises.

6. Parking. Commencing on the Swap Date, Tenant shall be entitled to additional parking spaces for the Suite 110 Premises in accordance with the ratio (5 parking spaces per 1,000 square feet) set forth in Section 16.9 of the Lease.

7. Renewal Option. The renewal option in Section 10 of the Eight Amendment applies to the Premises (i.e. the combined Original Premises (less Suite 130, Expansion Premises and Suite 110 Premises).

8. Brokers. Landlord and Tenant each represent and warrant to the other that they have not worked with any broker in connection with this Amendment that is entitled to a fee, commission or other compensation in connection with this Amendment. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

9. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

10. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Ninth Amendment to Lease as of the day and year first above written.

LANDLORD:

CHALLENGER-DISCOVERY, LLC,
a Delaware limited liability company

By:	/s/ Steven C. Heetland
Name:	Steven C. Heetland
Title:	CEO/CFO/Manager

TENANT:

LIGHTPATH TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Peter Greif
Name:	Peter Greif
Title:	Vice President of Operations

Exhibit A
Suite 110/130 Premises

[SEE ATTACHED]

Exhibit B
Premises

[SEE ATTACHED]

Exhibit C

Work Letter

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Suite 110 Premises, the Expansion Premises and the Original Premises. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as “Landlord’s Work”. Certain of Landlord’s Work is more particularly described on Attachment #1. Landlord and Tenant acknowledge that Plans (hereinafter defined) for Landlord’s Work have not yet been prepared and, therefore, it is impossible to determine the exact cost of Landlord’s Work at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work shall be limited to an amount equal to $1,085,574.00 (being $42.00 per square foot) for the Original Premises and $1,316,850.00 (being $50.00 per square foot) for the Expansion Premises, totaling $2,402,424.00 (collectively, the “Construction Allowance”) and that Tenant shall be responsible for the cost of Landlord’s Work to the extent that it exceeds the Construction Allowance. There shall not be any increase in the Construction Allowance in connection with the Suite 110 Premises; however, the Construction Allowance shall be applicable to the Suite 110 Premises (in addition to the Expansion Premises and the Original Premises). Notwithstanding the calculation of the Construction Allowance, the Construction Allowance shall be available for the entire Premises and not separately allocated to the Suite 110 Premises, the Expansion Premises or the Original Premises. If the actual cost of Landlord’s Work is less than the Construction Allowance, Tenant shall not be entitled to any further credit, payment or abatement on account thereof. Landlord shall competitively bid Landlord’s Work among at least three (3) general contractors, one (1) of which may be Tenant’s choice. Landlord shall review the contractor bid responses to ensure consistent qualifications and considerations. Thereafter, Landlord and Tenant shall mutually agree upon a general contractor to perform the Landlord’s Work and Landlord shall enter into a direct contract for Landlord’s Work with such general contractor. In addition, Landlord shall have the right to select and/or approve (which shall not be unreasonably withheld, conditioned or delayed) of any subcontractors used in connection with Landlord’s Work. Landlord shall oversee Landlord’s Work and Tenant shall pay to Landlord (which may be paid out of the Construction Allowance) a total construction management fee equal to three percent (3%) of the Construction Allowance and one percent (1%) on the remaining balance of the cost of Landlord’s Work. Tenant shall be allowed to utilize, at its sole discretion, the Construction Allowance for (a) all customary hard and soft costs associated with design and construction, (b) data telecommunications cabling, equipment, and installation, (c) furniture fixtures, and equipment, (d) security equipment, (e) moving expenses of any kind, and (f) payment of its project management fees.

2. The parties acknowledge that Landlord paid Farmer Architecture (the “Architect”) for one (1) space plan and one (1) revision. Landlord and Tenant acknowledge and agree that the space plan as of the date of execution of this Amendment is preliminary and conceptual in nature (and does not currently include the Suite 110 Premises) and is subject to change as required by Tenant. All future space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for Landlord’s Work shall be prepared by the Architect at Tenant’s sole cost and expense, subject to funding through the Construction Allowance. The space planning, architectural and mechanical drawings are collectively referred to herein as the “Plans”.

3. Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant’s approval or disapproval of any preliminary or final layout, drawings, or plans within five (5) business days after written request. Any disapproval shall be in writing and shall set forth in reasonable detail the reasons for such disapproval. Tenant and the Architect shall devote such time in consultation with Landlord and Landlord’s engineer as may be required to provide all information Landlord and Tenant deem necessary in order to enable the Architect and engineer to complete, and obtain Tenant’s written approval of the Plans for Landlord’s Work by not later than fifteen (15) days following the date Tenant receives final proposed Plans that are consistent with the final space planning drawings approved by Landlord and Tenant (the “Plans Due Date”). In the event that Tenant fails to approve the Plans by the Plans Due Date, Tenant shall be responsible for one (1) day of Delay (as hereinafter defined) for each day during the period beginning on the day following the Plans Due Date and ending on the date Tenant approves the Plans. Neither the approval of the Plans nor the supervision of Landlord’s Work by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety of the Plans; provided, however, Landlord does represent and warrant the quality of workmanship with respect to Landlord’s Work and the compliance of Landlord’s Work with applicable law.

4. Prior to commencing any construction of Landlord’s Work, Landlord shall submit to Tenant a written estimate setting forth the anticipated cost of Landlord’s Work, including, but not limited to, labor and materials, architect’s fees, contractor’s fees and permit fees. Within ten (10) days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto in reasonable detail and any desired changes to the proposed Landlord’s Work. In the event Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord in good faith to alter the scope of Landlord’s Work in order to reach a mutually acceptable alternative cost estimate.

5. If Landlord’s estimate (approved by Tenant) and/or the actual cost of Landlord’s Work shall exceed the maximum Construction Allowance (such excess being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs as pay applications are presented to Landlord, reviewed, and approved, following the payment terms of the construction contract. Landlord shall not be required to proceed with Landlord’s Work until Tenant pays such Excess Costs in the manner described and any delay in the completion of Landlord’s Work due to a delay by Tenant in making such payment shall be deemed a Delay pursuant to the Lease. The invoices paid by Landlord to the contractors performing the Landlord’s Work shall be conclusive for purposes of determining the actual cost of the items described therein. Excess Costs constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease. In the event the actual Excess Costs are less than any estimated Excess Costs paid by Tenant to Landlord, Landlord shall reimburse Tenant for the difference within fifteen (15) business days after completion of Landlord’s Work.

6. If Tenant shall request any changes to Landlord’s Work that are approved by Landlord (the “Change Orders”), Landlord shall have any necessary revisions to the Plans prepared, and Tenant shall reimburse Landlord on demand for the cost of preparing such revisions (subject to funding through the Construction Allowance). Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Orders, which increased cost shall be (subject to funding through the Construction Allowance) deemed Excess Costs hereunder and shall be subject to the provisions of Paragraph 5 above. Tenant shall, within five (5) business days after receiving Landlord’s estimate of the cost of the Change Order, notify Landlord in writing whether it desires to proceed with such Change Order. In the absence of such written authorization, Landlord shall give additional written notice thereof to Tenant and have the option to continue work on the Premises disregarding the requested Change Order, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Delay in completion of Landlord’s Work resulting therefrom. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause Landlord’s Work to be constructed substantially in accordance with the approved Plans, so long as no default of Tenant (after the giving of applicable notice and the expiration of applicable cure period) shall occur under the Lease.

7. Following approval of the Plans, Landlord shall cause Landlord’s Work to be constructed substantially in accordance with the approved Plans, so long as no default of Tenant (after the giving of applicable notice and the expiration of applicable cure period) shall occur under the Lease. Landlord shall notify Tenant upon substantial completion of Landlord’s Work and the parties shall prepare a punch list of items to be finalized by Landlord. The phrase “substantially complete” or “substantial completion” shall mean that (i) Landlord’s Work has been completed except for such incomplete items as would not materially interfere with the use of the Premises for the Permitted Use, and (ii) a certificate of occupancy has been issued by the applicable governmental authority for the Expansion Premises.

8. If Landlord shall be delayed in substantially completing Landlord’s Work as a result of the occurrence of any of the following (a “Delay”):

(a)
Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any written request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within five (5) business days of such written request; or

(b)
Tenant’s request for materials, finishes or installations that have long lead times after having first been informed in writing by Landlord that such materials, finishes or installations will cause a Delay; or

(c)
Changes in any plans and specifications requested by Tenant; or

(d)
The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(e)
Any request by Tenant that Landlord delay the completion of any component of Landlord’s Work; or

(f)
Any breach or default by Tenant in the performance of Tenant’s obligations under the Lease; or

(g)
Tenant’s failure to pay any amounts as and when due under this Work Letter; or

(h)
Any delay resulting from Tenant’s having taken possession of the Expansion Premises for any reason (other than Tenant’s early access rights under the Amendment) prior to substantial completion of Landlord’s Work; or

(i)
Any other delay chargeable to Tenant, its agents, employees or independent contractors;

then, for purposes of determining the EPCD, the date of substantial completion shall be deemed to be the day that Landlord’s Work would have been substantially completed absent any such Delay (provided Landlord notifies Tenant in an email to Peter Greif (pgreif@lightpath.com) within five (5) business days after the occurrence of such Delay that such Delay has occurred). Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. Promptly after the determination of the EPCD, Landlord and Tenant shall enter into the Commencement Letter and Acceptance of Expansion Premises and Suite 110 Premises (the “Commencement Letter”) on the form attached hereto as Exhibit C setting forth the EPCD, the expiration date of the Lease and any other dates that are affected by the adjustment of the EPCD. Tenant shall also provide an Acceptance of Original Premises for acceptance of the Original Premises in the form attached hereto. Each of the Commencement Letter and Acceptance of Original Premises shall identify any minor incomplete items of Landlord’s Work which shall be identified during a walk-through of the Original Premises or Expansion Premises and Suite 110 Premises, as applicable, by Landlord and Tenant (the “Punchlist Items”), which Punchlist Items Landlord shall promptly remedy. Tenant, within ten (10) days after receipt thereof from Landlord, shall execute the Commencement Letter or Acceptance of Original Premises and return the same to Landlord.

9. This Work Letter shall not be deemed applicable to any additional space hereafter added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a future renewal or extension of the Extension Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

Attachment #1

●
As a part of Landlord’s Work, Landlord (in accordance with the Plans) will modernize Tenant’s roof top HEPA filtration system and related roof top equipment and relocate the same below the roof where reasonable and possible to do so. Patching of the roof directly relating to such work, if any, shall be included in the Landlord’s Work.

●
Landlord acknowledges and agrees that Landlord has previously replaced the sections of the roof of the Building except in the location of the Tenant’s roof top HEPA filtration system and related roof top equipment. Any roof work outside of the scope of patching, including, but not limited to, any replacement of all or portions of the roof (even if performed at Landlord’s election as opposed to the patching contemplated above) shall be performed by Landlord, but shall not be part of the Landlord’s Work, and the cost and expense of the same shall be borne by Landlord.

RENT SCHEDULE

[SEE ATTACHED]

Rent Schedule for LightPath Lease – Amendment Nine
CT3 – LIGHTPATH
Version 3: 8/31/2021

Premises:
58,531 (21,757 + 26,337 + 10,437)

Period	RSF	Annual Minimum Rent	Monthly Minimum Rent

EPCD-Month2**	$-	$-	$-
Months 3-12	$15.25	$892,597.75	$74,383.15
Months 13-24	$15.71	$919,522.01	$76,626.83
Months 25-36	$16.18	$947,031.58	$78,919.30
Months 37-48	$16.67	$975,711.77	$81,309.31
Months 49-60	$17.17	$1,004,977.27	$83,748.11
Months 61-72	$17.69	$1,035,413.39	$86,284.45
Months 73-84	$18.22	$1,066,434.82	$88,869.57
Months 85-96	$18.77	$1,098,626.87	$91,552.24
Months 97-108	$19.33	$1,131,404.23	$94,283.69
Months 109-120	$19.91	$1,165,352.21	$97,112.68
Months 121-127	$20.51	$1,200,470.81	$100,039.23